Exhibit 10.3 EXCLUSIVE LICENSE AGREEMENT

TABLE OF CONTENTS

Section 1 – Definitions

Section 2 – Grant and Reservation of Rights

Section 3 – Economic Consideration

Section 4 – Sublicensing

Section 5 – U.S. Government Rights

Section 6 – Reports, Records, and Audits

Section 7 – Confidential Information

Section 8 – Export

Section 9 – Patent Prosecution

Section 10 – Patent Enforcement

Section 11 – Warranties, Indemnifications, and Insurance

Section 12 – Duration, Termination, and Conversion

Section 13 – General

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Appendix A – Technology Specific Terms and Conditions

Appendix B – Diligence Report

Appendix C – Form of Royalty Report

This Exclusive License Agreement (the “Agreement”) between the Regents of the University of Colorado, a body corporate, having its principal office at 1800 Grant Street, 8th Floor, Denver, CO 80203 (hereinafter “University”) and Omni Bio Pharmaceutical, Inc., a Colorado corporation, having its principal office at 5350 S. Roslyn Street, Suite 430, Greenwood Village, CO 80111 (hereinafter “Licensee”) is effective on the 18th of January, 2013, (the “Effective Date”).

WHEREAS, Licensee was formerly APRO Bio Pharmaceutical Corporation, a Utah corporation having its principal office at 5820Tolcate Woods Lane, Salt Lake City, Utah 84121 (hereinafter “Apro”), and;

WHEREAS, the University and Apro entered into an Exclusive License Agreement on May 15th, 2006 (the “Exclusive License”), and;

WHEREAS, the University and Licensee desire to replace and supersede the terms and conditions of the Exclusive License Agreement with those of the Agreement, and;

WHEREAS, University is the owner of the Licensed Patent(s) (as later defined in this Agreement) related to University Case Numbers CU1085H;

WHEREAS, University wants to have the invention(s) described in the Licensed Patents developed and marketed as soon as possible so that the resulting products may be available for public use and benefit; and

WHEREAS, Licensee is interested in licensing the University’s interest in the Licensed Patents for the purpose of developing and commercializing products covered by the Licensed Patents;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

GENERAL TERMS AND CONDITIONS

SECTION 1. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Affiliate(s)” means any business entity that controls, is controlled by, or is under common control with Licensee. Control means the direct or indirect ownership of at least fifty percent (50%).

1.2	“Field(s) of Use” means all uses covered by the Licensed Patents.

1.3

“Improvement” shall mean any invention made by the inventor(s) of the Licensed Patent(s) (“Inventors”) that (i) is a modification of the inventions claimed in or covered by the Patent Rights and the practice of which would infringe the Patent Rights in the absence of a license, and (ii) is assigned to the University and is not otherwise subject to any prior legal or contractual obligation that would preclude licensing such invention to Licensee.

1.4

“Licensed Patent(s)” means the United States and foreign patent(s) and/or patent application(s) listed in Appendix A together with any and all divisionals, continuations of those applications and the patents issued therefrom, including any reissues, reexaminations, or extensions of such patents, and claims of any continuations-in-part applications and resulting patents that are directed to subject matter specifically described in the patents and patent applications listed in Appendix A.

1.5

“Licensed Process(es)” means any method, procedure, service, or process, the practice of which, in the absence of a license, would infringe, or contribute to infringement of, a Valid Claim of a Licensed Patent.

1.6

“Licensed Product(s)” means any and all products the making, using, importing, exporting or selling of which, in the absence of a license, would infringe, or contribute to infringement of, a Valid Claim of a Licensed Patent.

1.7

“Net Sales” means the invoiced amounts on sales of any Licensed Products or practice of any Licensed Processes by Licensee, Affiliates, or Sublicensees. Net Sales excludes the following items, but only to the extent they pertain to the sale of Licensed Products or the practice of Licensed Processes, are included in gross sales, and are separately stated on purchase orders, invoices, or other documents of sale: (a) customary trade, quantity, or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; and (c) taxes levied on and other governmental charges made as to production, sale transportation, delivery or use and paid by or on behalf of Licensee. Net Sales shall also include the fair market value of any non-cash consideration received by Licensee, its Affiliates and Sublicensees, for the sale or other disposition of Licensed Products or Licensed Processes.

1.8

“Sublicensee(s)” means any third party sublicensed by Licensee to make, have made, use, have used, sell, have sold, import, have imported, exported, or have exported Licensed Product or to practice or have practiced any Licensed Process.

1.9

“Sublicense Income” shall mean any and all consideration received by Licensee or an Affiliate from a third party as consideration for the grant of a sublicense or an option for a sublicense to the Licensed Patents. Such consideration shall include without limitation any upfront, license initiation or signing fees, license maintenance fees, milestone payments, unearned portion of any minimum annual royalty payment, equity, and research and development funding in excess of the actual costs of performing such research and development received by Licensee or Affiliate. Sublicense Income shall also include the fair market value of any non-cash consideration paid to Licensee for sublicense rights, provided, however, that the inclusion of non-cash consideration under a sublicense requires the University’s prior written consent. Sublicense Income shall not include sums received as royalties on Net Sales by Sublicensees, such Net Sales being subject to the royalty on Net Sales in Appendix A.

1.10	“Term” means the last expiration date of the Licensed Patents, except as otherwise provided.

1.11	“Territory” means worldwide.

1.12

“Valid Claim” means a pending or issued and unexpired claim of a Licensed Patent so long as such claim has not been irrevocably abandoned or declared to be invalid in an unappealable decision of a court or other government agency of competent jurisdiction through no fault of Licensee.

SECTION 2. GRANT AND RESERVATION OF RIGHTS

2.1

License. Subject to the terms and conditions of this Agreement, University grants to Licensee under the Licensed Patents an exclusive license to University’s interest in the Licensed Patents to make, have made, use, import, offer to sell and sell Licensed Products and to practice the Licensed Process(es) in the Field(s) of Use and Territory.

2.2

Improvements. For a period of five (5) years after the Effective Date, in the event that any Improvements are disclosed to University’s Technology Transfer Office, Licensee shall have the right to include such Improvement in the Licensed Patents set forth in Appendix A and subject to the terms of this Agreement for no additional consideration beyond the payment of related patent expenses, provided that at the time of such Improvement invention the University Inventor is voluntarily involved as an employee, board member, or consultant to Licensee. University shall promptly disclose such Improvement to Licensee in reasonable written detail and Licensee shall notify University within forty-five (45) days as to whether Licensee desires to include such Improvement (to the extent of the University’s rights in such Improvement) under this Agreement, in which case the parties agree to amend Appendix A accordingly. If Licensee does not elect to license the Improvement within such 45 day period, the University shall be free to license such Improvement to a third party.

2.3

Reservation of Rights. This license is expressly made subject to the University’s reservation on behalf of itself and the Inventors of the Licensed Patents, future not for profit employers of such Inventors, and all other not for profit academic research institutions of the right to make and use the Licensed Products and Licensed Processes under the Licensed Patent(s) and Licensed Process(es) for educational, research, clinical, or other non-commercial purposes. The Licensee recognizes the need for the University to publish results of such uses and the University recognizes the need for Licensee to protect any confidential information and any potential intellectual property. Documents created by the Inventors disclosing the Licensed Patents and Licensed Processes or improvements or advancements thereof and intended for public disclosure must be submitted to the Licensee 30 days prior to publication or public disclosure in order for the Licensee to evaluate whether such document contains any intellectual property requiring protection.

2.4

Limitation on Rights. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than the Licensed Patents, regardless of whether such patents are dominant or subordinate to the Licensed Patent(s).

SECTION 3. ECONOMIC CONSIDERATION

As consideration for the license and rights granted under this Agreement, Licensee agrees to pay to University the economic consideration specified in Appendix A.

SECTION 4. SUBLICENSING

4.1

Required Sublicense Terms.     Licensee may sublicense the rights granted in Section 2. Any sublicense granted by Licensee shall include royalty payment terms and shall be consistent with and not conflict with this Agreement. Licensee will remain responsible for the performance of all Sublicensees under any such sublicense as if such performance were carried out by Licensee itself, including, without limitation, the payment of any Net Sales royalties, minimum annual royalties, milestone payments, and other license fees or payments provided for a sublicense, regardless of whether the terms of such sublicense provide for such amounts to be paid by the Sublicensee directly to the University. Any sublicense:

a.	Shall be subject to the termination of this Agreement;

b.	Shall provide that any Sublicensee will not further sublicense;

c.

Shall expressly include for the benefit of the University the provisions of Article 3 Economic Consideration, Article 6 Reports, Records and Audits including the University’s direct right to audit, and Article 11 Warranties, Indemnification, and Insurance and shall be require automatic termination in the event the sublicensee institutes a legal action challenging the validity of any Licensed Patent;

d.

Shall state that in the event this Agreement is terminated pursuant to Section 12.2(b), provide for assignment of the sublicense to University so long as the Sublicensee complies with Section 4.1 and the Sublicensee is not in breach; and

e.	Shall provide only for cash consideration from Sublicensee(s) unless University has expressly consented in writing and in advance to other consideration.

4.2	Sublicensee Royalties. Licensee shall pay royalties on Net Sales by its Sublicensee(s) and on Sublicense Income as specified in Appendix A.

4.3

Copy of Sublicense and Sublicensee Reports. Licensee will submit to University a copy of each fully executed sublicense agreement and any amendments to sublicenses granted by Licensee under this Agreement. Sublicense agreements and amendments must be postmarked within thirty (30) days of the execution of such sublicense. Licensee will submit to University a summary and all copies of reports provided to Licensee by Sublicensees.

SECTION 5. U.S. GOVERNMENT RIGHTS AND REQUIREMENTS

Licensee understands that this Agreement is subject to all of the terms and conditions of 35 U.S.C. §§ 200-212, (“The Bayh-Dole Act”) and 37 C.F.R. § 401. Licensee agrees to take all reasonable action necessary to enable University to satisfy its obligations thereunder. Licensee shall use commercially diligent efforts to cause any Licensed Products to be manufactured substantially in the United States.

SECTION 6. REPORTS, RECORDS, AND AUDITS

6.1	Reports. Beginning on April 1, 2013, Licensee shall submit to University written:

a.	Diligence Reports as set forth in Appendix B; and

b.	If applicable, Royalty Reports using the Royalty Report Form set forth in Appendix C for each calendar quarter regardless of any Net Sales.

6.2	Records.

a.

Licensee shall keep accurate records and shall compel its Affiliates and Sublicensees to keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined.

b.

Such records shall be retained for at least three (3) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by University.

6.3	Audits.

a.

Upon the request of University, with reasonable notice, but not more frequently than once a year, Licensee shall permit an independent public accountant selected and paid by University to have access during regular business hours to such records as may be necessary to verify the accuracy of royalty payments made or payable hereunder.

b.	Said accountant shall disclose information acquired to University only to the extent that it should properly have been contained in the royalty reports required under this Agreement.

c.

If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse University for the cost of the inspection and pay the amount of the underpayment including any interest as required by this Agreement.

SECTION 7. CONFIDENTIAL INFORMATION

7.1

Responsibilities. Both University and Licensee (hereinafter, “Party” or “Parties”) shall vigilantly protect any and all confidential information related to the Licensed Patents from disclosure to third parties. No such disclosure shall be made by a Party without the written permission of the other Party. This section excludes those disclosures required by government agencies such as the Securities and Exchange Commission (SEC).

7.2

Ownership. All written documents containing confidential information and other material in tangible form received by either Party (“Recipient”) under this Agreement shall remain the property of the disclosing Party. Upon request of the disclosing Party, the other Party shall return such documents to the disclosing Party or provide evidence of their destruction.

7.3	Future information and inventions. All invention disclosures, scientific data, and business information received by either Party under this Agreement shall be considered confidential information.

7.4	Exceptions. Confidential information shall not include:

a.	information which at the time of disclosure had been previously published or was otherwise in the public domain through no fault of Recipient;

b.	information which becomes public knowledge after disclosure unless such knowledge results from a breach of this Agreement;

c.	information which was already in Recipient’s possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual use thereof;

d.	information that is independently developed without use of the confidential information; and,

e.	information which is required to be disclosed by law, court order, or government regulation.

7.5

CORA. Licensee acknowledges that University is subject to the Colorado Public Records Act (C.R.S. §§ 24-72-201, et seq.). All plans and reports marked “Confidential” shall be treated by University as confidential to the extent permitted under § 24-72-204.

SECTION 8. EXPORT

Licensee will not export or re-export Licensed Patent(s) to any country, individual, or entity except when such export or re-export is authorized in full compliance with the laws and regulations of the United States of America, as applicable. Applicable laws and regulations may include but are not limited to the Export Administration Regulations, the International Traffic in Arms Regulations, and the economic sanctions regulations administered by the U.S. Department of the Treasury.

SECTION 9. PATENT PROSECUTION

9.1

Licensee’s Responsibilities. Licensee shall assume primary responsibility for preparing, filing and prosecuting broad patent claims for the Licensed Patents (including any interference or reexamination actions) for University’s benefit. Within thirty (30) days of the Effective Date, Licensee shall provide University written notice of the name of Licensee’s patent counsel and a copy of the engagement letter with patent counsel and shall inform University before transferring the Licensed Patent to other counsel. Further, Licensee shall assume primary responsibility for all patent activities, including all costs, associated with the perfection and maintenance of Licensed Patents and shall provide University with copies of all official documents and correspondence relating to the inventorship, prosecution, maintenance, and validity of the Licensed Patent(s) prior to the filing of such documents. Licensee shall provide sufficient notice and describe the proposed action to University before taking any substantive actions in prosecuting the claims and University shall have final approval, not to be unreasonably withheld, on how to proceed with any such action. To aid Licensee in this process, University will provide information, execute and deliver documents and do other acts as Licensee may occasionally reasonably request. Licensee will reimburse University for University’s reasonable costs in complying with such requests. Licensee shall not abandon prosecution of any U.S. or foreign patent application or maintenance of any U.S. or foreign patent without first notifying University of Licensee’s intention and reason therefore at least sixty (60) days prior to any bar date and providing University with reasonable opportunity to assume responsibility for prosecution, maintenance of such patents and patent applications.

9.2

On-Going Patent Prosecution. If Licensee will not pursue patents in the U.S. or a foreign jurisdiction where patent protection may be available, Licensee shall notify the University sixty (60) days prior to any patent prosecution bar date in the U.S. or foreign jurisdiction so that University may prosecute patents in that jurisdiction if University so desires. If University pursues such U.S. or foreign patent protection, then from that time forward all such patent applications and any patents arising therefrom shall not be considered Licensed Patents under this Agreement and Licensee shall forfeit any and all rights under this Agreement to such patent applications and any patents arising therefrom.  University shall be responsible for all costs associated with those patent applications and patents it decides to pursue and maintain.

9.3

University’s Right to Resume Prosecution. In the event that Licensee is in Material Breach (as defined below) of any provision of this Article 9, which Material Breach is uncured for thirty (30) days following receipt of written notice from the University provided however, University reserves the right to resume prosecution immediately in order to protect a material right, University may provide Licensee with written notice that University wishes to resume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patents.  “Material Breach” shall include but not be limited to endangering prosecution or protection of the Licensed Patents or University’s interest in such Licensed Patents, any action which would have a material effect on the validity of the Licensed Patents, failure to pay outside counsel legal fees, failure to respond to an office action, failure to notify University of affirmative abandonment of any Licensed Patent(s), failure to pay annuities within 30 days of a deadline. If University elects to resume such responsibilities, Licensee agrees to cooperate fully with University, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents and to provide University with complete copies of any and all documents or other materials that University deems necessary to undertake such responsibilities. University will provide Licensee with copies of all official correspondence regarding the preparation, filing, prosecution and maintenance of the Licensed Patents. University will notify Licensee in advance of taking any action that may materially adversely affect the Licensed Patents, and provide reasonable opportunity for Licensee to express its opinions. With respect to patent prosecution expenses incurred by University after the University has resumed prosecution, Licensee will reimburse University within thirty (30) days of receiving an invoice from University.

SECTION 10. PATENT ENFORCEMENT

10.1

Notice of Infringement. University and Licensee agree to inform the other Party promptly in writing of any suspected infringement of the Licensed Patent(s) by a third party. Such notice shall include any evidence of infringement possessed by the suspecting Party. Upon such notice and before proceeding with any action (e.g., cease and desist notice), the parties shall consult with each other before Licensee proceeds with any action.

10.2

Licensee Suit. Licensee shall have the first right to institute suit, and may name University for standing purposes, provided however, University may be named as a party only if (a) Licensee’s and University’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing, or absent such recommendation, a court of competent jurisdiction finds that such action is necessary to achieve standing; (b) University is not the first named party in the action, and (c) the pleadings and any public statements about the action state that Licensee has the right to join University as a party. If Licensee institutes suit, it will provide written notice to University 30 days prior to the initiation of such suit. Licensee will bear the entire cost of prosecuting the litigation, and any recovery in excess of reasonable attorney’s fees for outside counsel, expert witness fees, and court costs incurred in litigation related to patent enforcement shall be shared 80%/20% between Licensee and University, respectively.

10.3

Joint Suit. If University and Licensee agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. University and Licensee shall agree to the manner in which they shall exercise control over such suit. Each Party, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by each such party.

10.4

University Suit. Unless Licensee otherwise agrees in writing, University may institute suit only if Licensee notifies University that it will not pursue an enforcement suit itself under Section 10.2 and it will not institute a suit jointly under Section 10.3. University agrees to keep Licensee reasonably apprised of the status and progress of any litigation. University shall bear the entire cost of such litigation and shall retain the entire amount of any recovery or settlement.

SECTION 11. WARRANTIES, INDEMNIFICATIONS, AND INSURANCE

11.1	Negation of Warranties.

a.

UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS SUBLICENSEE(S), AFFILIATES, OR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS OR LICENSED PROCESSES INCORPORATING OR MADE BY USE OF THE LICENSED PATENTS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF SUCH PRODUCTS OR PROCESSES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

b.	Nothing in this Agreement shall be construed as

i.	A warranty or representation by University as to the validity or scope of any of the rights included in the Licensed Patents;

ii.

A warranty or representation that the Licensed Patents or anything made, used, sold or otherwise disposed of under the License will or will not infringe patents, copyrights or other rights of third parties;

iii.	An obligation to furnish any know-how or services not agreed to in this Agreement, or

iv.	An obligation by the University to bring or prosecute actions or suits against third parties for infringement, or to provide any services other than those specified in this Agreement.

11.2

Indemnification. Licensee shall indemnify, defend, and hold University, its regents, employees, students, officers, agents, affiliates, representatives, and Inventors (“University Indemnitees”) harmless from and against all liability, demands, damages, losses, and expenses (including reasonable attorney fees), for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

a.	the use by or on behalf of Licensee, its sublicensees, Affiliates, directors, officers, employees, or third parties of any Licensed Patents;

b.

the design, manufacture, production, distribution, advertisement, consumption, sale, lease, sublicense or use of any Licensed Product(s), Licensed Process(es) or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patents; or

c.	any right or obligation of Licensee under this Agreement.

11.3

Insurance. Licensee warrants that it now maintains and will continue to maintain Comprehensive General Liability Insurance, including Product Liability Insurance, and any other insurance customary in the industry, and that such insurance coverage lists University and the University Indemnitees as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter on January 15 of each year, Licensee will present evidence to University that the coverage being maintained with University and the University Indemnitees listed as additional insureds. In addition, Licensee will provide University with at least thirty (30) days prior written notice of any change in or cancellation of insurance coverage.

SECTION 12. DURATION, TERMINATION, AND CONVERSION

12.1

Term. This Agreement shall become effective as of the Effective Date and shall expire on the expiration date of the last to expire patents within the Licensed Patents unless terminated pursuant to Section 12.2.

12.2	Termination of Agreement.

a.	Licensee may terminate this Agreement at any time on sixty (60) days prior written notice to University, if Licensee:

i.	Pays all amounts due as well as all non-cancelable costs to University through the termination date;

ii.	Submits final payments as provided in Exhibit A, and a final report of the type described in Section 6 of the Agreement;

iii.	Returns any confidential information provided to Licensee by University in connection with this Agreement;

iv.

Suspends its use and sales of the Licensed Product(s) and Licensed Process(es); provided however, that subject to making the payments required by Section 3 and the reports required by Section 6, Licensee may, for a period of ninety (90) days after the effective date of such termination, sell all Licensed Products which may be in inventory; and

v.	Provides University the right to access any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products and Licensed Processes.

b.	University may terminate this Agreement if Licensee:

i.

Is delinquent on any report or payment that is not in dispute; is in breach of the diligence obligations described in Appendix A, including the milestone requirements and such missed milestone is not otherwise excused pursuant to the terms of this Agreement; provides any false report, as determined by Section 13.8 of this Agreement, or is in breach of any other material provision of this Agreement, and fails to cure any of these circumstances within 30 days of University’s written notice to Licensee;

ii.	Violates any laws or regulations of applicable governmental entities;

iii.	Becomes insolvent, shall cease to carry on its business or development activities pertaining to Licensed Patents; or

iv.	Institutes a legal action challenging the validity of any Licensed Patent.

The exclusive license granted by this Agreement shall immediately terminate upon Licensee's dissolution, liquidation, insolvency, or bankruptcy.  The exclusive license shall NOT pass to a trustee in bankruptcy or be held as an asset of said bankruptcy.

SECTION 13. GENERAL

13.1	Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto.

a.

Assignment by Licensee. Subject to Section 13.1 (c) and (d), Licensee may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of (i) Licensee's entire business; or (ii) that part of Licensee’s business that exercises all rights granted under this Agreement.

b.	Any Other Assignment by Licensee. Any other attempt to assign this Agreement by Licensee is null and void.

c.

Conditions of Assignment. Prior to any assignment, the following conditions must be met: (i) Licensee must give University ten (10) days prior written notice of the assignment, including the new assignee’s contact information; and (ii) the new assignee must agree in writing to University to be bound by this Agreement.

d.

Bankruptcy. In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Licensed Patents.

13.2	Notice.

a.

Notice hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the Party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing. All general notices to Licensee shall be mailed to:

Omni Bio Pharmaceutical, Inc.

5350 S. Roslyn Street, Suite 430

Greenwood Village, CO 80111

Attn: Robert Ogden

Telephone: 303-867-3415

Fax: 303-867-3416

All financial invoices to Licensee (i.e., accounting contact) shall be e-mailed to:

Robert Ogden

Omni Bio Pharmaceutical, Inc.

5350 S. Roslyn Street, Suite 430

Greenwood Village, CO 80111

bogden@omnibiopharma.com

All general notices to University shall be e-mailed or mailed to:

License Administrator, CU Case # CU1085H

Office of Technology Transfer

University of Colorado, 588 SYS

4740 Walnut Street

Boulder, CO 80309

Either party may change its mailing or e-mail address with written notice to the other party.

13.3

Use of Names and Marks: Licensee agrees not to identify University in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without University’s prior written consent in each case, except that Licensee may state that it has a license for the Licensed Patents from University. University may state that it has a license for the Licensed Patents with the Licensee. Licensee further agrees not to use the name of University or any University faculty member, Inventor, employee or student or any trademark, service mark, trade name, copyright or symbol of University, without the prior written consent of the University , entity or person whose name is sought to be used. University agrees not to identify Licensee in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without prior written permission of Licensee.

13.4

Marking: Licensee agrees to cause Licensed Products or the product of Licensed Processes sold under this license to be marked with the notice of the patent numbers or patent pending, as may be appropriate.

13.5

University Rules and Regulations. Licensee acknowledges that University employees who are engaged by Licensee, whether as consultants, employees, or otherwise, or who possess a material financial interest in Licensee, are subject to the University’s rule regarding outside activities and financial interests as set forth in the University’s intellectual property policy and related policies regarding conflicts of interest and outside consulting, as may be amended from time to time. Any term or condition of an agreement between Licensee and a University employee that seeks to vary or override such employee’s obligations to the University may not be enforced against such personnel or the University without the express written consent of the Principal Technology Transfer Officer.

13.6

Compliance with the Law. Licensee shall comply with all commercially material local, state, federal, and international laws and regulations relating to its obligations under this Agreement regarding the development, manufacture, use, and sale of Licensed Products and Licensed Processes.

13.7	Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

13.8

Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the affected Party shall promptly notify the other Party (“Notice Date”), and the Parties shall attempt in good faith to resolve the matter.

a.

Any disputes not so resolved shall be referred to the Principal Technology Transfer Officer for the University and to Licensee’s senior executives with settlement authority (“Senior Executives”), who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement.

b.

If the Senior Executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, the Parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the State of Colorado, and, by execution and delivery of this Agreement, each (i) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

13.9

Merger and Modification of Agreement. The terms and provisions contained in this Agreement constitute the entire Agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Agreement will be binding upon either Party hereto, unless in a written amendment to this Agreement signed by duly authorized officers or representatives of the respective Parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

13.10

Severability. The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

13.11

Scope. This Agreement does not establish a joint venture, agency or partnership between the Parties, nor create an employer - employee relationship. The relationship between the Licensee and the University shall be that of independent contractors. Neither Party shall have the power to bind or obligate the other Party in any manner.

13.12

Preservation of Immunity. The Parties agree that nothing in this Agreement is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to University under governmental or sovereign immunity laws from time to time applicable to University, including, without limitation, the Colorado Governmental Immunity Act (C.R.S. § 24-10-101, et seq.) and the Eleventh Amendment to the United States Constitution.

13.13	Headings. Headings are included herein for convenience only and shall not be used to construe this Agreement.

13.14

Survival. The provisions of §§ 3 Economic Consideration; 6 Reports, Records, and Audits; 7 Confidential Information; 11 Warranties, Indemnifications, and Insurance; 13.3 Use of Names and Marks; 13.7 Choice of Law; 13.12 Preservation of Immunity; and 13.14 Survival and any other provision of this Agreement that by its nature is intended to survive, shall survive any termination or expiration of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF the parties hereto have caused this Agreement, to be executed in duplicate by their respective duly authorized officers.

University:	Licensee:

By:	By:
Name:	Name:	Robert Ogden
Title:	Title:	Chief Financial Officer
Date:	Date:

Office of Technology Transfer	Omni Bio Pharmaceutical, Inc.
University of Colorado, 588 SYS	5350 S. Roslyn Street
Suite 100, 4740 Walnut Street	Suite 430
Boulder, CO 80309	Greenwood Village, CO